EXHIBIT 10.4
FIRST AMENDED AND RESTATED COLUMBIA STATE BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT
(By and Between Columbia State Bank and Andrew L. McDonald)

ARTICLE I

PURPOSE AND EFFECTIVE DATE

This First Amended and Restated Columbia State Bank Supplemental Executive Retirement Plan Agreement (hereinafter “Agreement”), entered into this February 27, 2015 by and between Columbia State Bank (hereinafter “Bank” or “Employer”) and Andrew L. McDonald (hereinafter “Executive” or “Participant”), is intended to amend, supersede and replace, in its entirety, the Columbia State Bank Supplemental Executive Retirement Plan Agreement, effective as of June 1, 2013 (“Original Agreement”).

The purpose of this Columbia State Bank Supplemental Executive Retirement Plan (hereinafter the “Plan”) is to provide supplemental retirement benefits for certain key employees of the Bank. It is intended that the Plan will aid in retaining and attracting individuals of exceptional ability by providing them with these benefits.

WHEREFORE, the Bank and Executive hereby agree to the following;

ARTICLE II

DEFINITIONS

For the purposes of this Agreement, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise. Furthermore, in the event of any ambiguity or in the event any clarification is required, the below terms shall be interpreted in a manner consistent with Internal Revenue Code Section 409A.

2.1    Actuarial Equivalent. The term “Actuarial Equivalent” means equivalence in value between two (2) or more forms and/or times of payment based on a determination by an actuary chosen by the Committee, utilizing the “applicable interest rate” specified by Internal Revenue Code Section 417(e)(3)(C) as of the date of Executive’s Separation of Service or Disability, and the “applicable mortality table” specified in Code Section 417(e)(3)(B).

2.2    Administrator. The Bank shall be the "Administrator" and, solely for the purposes of ERISA (as defined below), the "fiduciary" of this Agreement where a fiduciary is required by ERISA.

2.3    Applicable Percentage. The term “Applicable Percentage” is the percentage of the Executive Benefit to which Executive may be entitled based on (a) the date on which the Executive Separates From Service or Terminates Employment with the Bank or (b) the circumstances described herein. Subject to the forgoing, the Applicable Percentage shall be as follows:

DATE OF SEPARATION FROM SERVICE	APPLICABLE PERCENTAGE
June 1, 2004 thru June 1, 2007	0%
June 2, 2007 thru June 1, 2008	15%
June 2, 2008 thru June 1, 2009	20%
June 2, 2009 thru June 1, 2010	25%
June 2, 2010 thru June 1, 2011	30%
June 2, 2011 thru June 1, 2012	35%
June 2, 2012 thru June 1, 2013	40%
June 2, 2013 thru June 1, 2014	45%
June 2, 2014 thru June 1, 2015	50%
June 2, 2015 thru June 1, 2016	55%
June 2, 2016 thru June 1, 2017	60%
June 2, 2017 thru June 1, 2018	65%
June 2, 2018 thru June 1, 2019	70%
June 2, 2019 thru June 1, 2020	75%
June 2, 2020 thru June 1, 2021	80%
June 2, 2021 thru June 1, 2022	85%
June 2, 2022 thru June 1, 2023	90%
June 2, 2023 thru June 1, 2024	95%
June 2, 2024 and Thereafter	100%

2.4    Base Salary. "Base Salary" shall mean the regular cash compensation actually paid to Executive for services rendered or labor performed by Executive during a given calendar year, excluding bonuses, commissions, overtime, incentive payments, non-monetary awards. This amount shall include amounts Executive could have received in cash in lieu of (i) contributions made on Executive's behalf to a qualified plan maintained by the Bank or to any cafeteria plan under Section 125 of the Code maintained by Employer and (ii) deferrals of compensation made at the Executive's election pursuant to a plan or arrangement of the Employer.

2.5    Board. “Board” means the Board of Directors of Columbia State Bank.

2.6    Change in Control. For the purpose of this Agreement, a Change in Control shall be defined in a manner consistent with IRC 409A. Currently IRC provides a definition consistent with the following (and for the purposes of this provision, the term “corporation” shall mean Columbia State Bank as defined above):

A.
Change in the Ownership of a Corporation. A change in the ownership of a corporation occurs on the date that any one person or persons acting as a group (as defined in IRC 409A), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of such corporation. The acquisition of additional stock by the same person or group is not considered to cause a change in the ownership of the corporation.

B.	Change in the Effective Control of a Corporation. A change in the effective control of the corporation shall be deemed to occur on either of the following dates:

(i) The date any one person, or persons acting as a group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or group) ownership of stock of the corporation possessing thirty percent (30%) or more of the total voting power of the stock of such corporation; or

(ii) The date a majority of members of the corporation’s board of directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors before the date of the appointment or election.

C.
Change in the Ownership of a Substantial Portion of a Corporation’s Assets. A change in the ownership of a substantial portion of a corporation’s assets shall be deemed to occur on the date that any one person or group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the corporation immediately before such acquisition or acquisitions. No Change in Control shall result if the assets are transferred to certain entities controlled directly or indirectly by the shareholders of the transferring corporation.

In addition, to constitute a change in control event with respect to the Executive, the change in control event must relate to (i) the corporation for whom Executive is performing services at the time of the Change in Control; (ii) The corporation that is liable for the payment of the amounts described herein (or all corporations liable for the payment if more than one corporation is liable) but only if either the deferred compensation is attributable to the performance of service by the Executive for such corporation(s) or there is a bona fide business purpose for such corporation(s) to be liable for such payment and, in either case, no significant purpose of making such corporation(s) liable for such payment is the avoidance of Federal income tax; or (iii) a corporation that is a majority shareholder of a corporation identified in (i) or (ii) above, or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in (i) or (ii) above.

2.7    The Code. The "Code" shall mean the Internal Revenue Code of 1986, as amended.

2.8    Committee. The term “Committee” means the Compensation Committee of the Board of Directors of Columbia State Bank.

2.9         Competitive Activity. For the purposes of this Agreement, “Competitive Activity” is defined as acting directly or indirectly as an employee, agent, stockholder (other than passive holdings of less than two percent (2%) of the outstanding shares of a publicly-traded company), member, officer, director, co-partner, advisor, or in any other individual or representative capacity, on behalf of any “Conflicting Organization.”

2.10    Conflicting Organization. For purposes of this Agreement, “Conflicting Organization” is defined as any person, entity, or organization engaged (or about to become engaged) in a business similar to, or that competes with, the business of Employer, including without limitation any bank or financial institution (including without limitation any trust company, finance company, or leasing company).

2.11    Disability/Disabled. For the purposes of this Agreement, Executive will be considered Disabled if it is determined (in a manner consistent with IRC 409A) that Executive is Disabled within the meaning of IRC 409A. Currently, IRC 409 provides the following definition of Disability:

A.
The Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or

B.
The Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employee’s employer.

In the event a disability policy has been purchased by Employer for Executive, then the individual or entity responsible for determining such disability thereunder shall determine Executive’s Disability under this Agreement (using the forgoing Disability definition). In the event no such disability policy exists, then the Plan Administrator shall make a good faith determination of Disability in a manner consistent with that required under IRC 409A.

2.12    Early Commencement Reduction Factor. The term “Early Commencement Reduction Factor” is the amount by which an Executive Benefit shall be reduced based on the benefit being paid prior to Executive’s attainment of the Normal Retirement Age. The amount of the Early Commencement Reduction Factor shall be determined as follows: for each year (or partial year) that an Executive’s benefit hereunder is paid prior to his attainment of the Normal Retirement

Age, then the benefit amount shall be reduced, on a pro rata basis, by a factor of five percent (5%). Thus, if an executive with a Normal Retirement Age of sixty-five (65) begins receiving payments at age sixty-two and one half (62 ½), the amount of the annual benefit shall be reduced by 12.5% (65- 62 ½ = 2.5; 2.5 x 5%= 12.5%).

2.13    Early Retirement Age. The “Early Retirement Age” shall be age fifty-five (55).
2.14    Effective Date. The term “Effective Date” shall mean the date first written above.

2.15    Employer or Bank. The term “Employer” or “Bank” shall mean Columbia State Bank, any subsidiaries or affiliates thereof, or any successors thereto.

2.16    Employer’s Market Area. For the purposes of this Agreement, “Employer’s Market Area” is defined as including the following locations, either during Executive’s employment or at the time of Executive’s Separation From Service or Disability:

A.       Any counties in the States of Washington, Oregon or Idaho in which Employer maintains a branch or other office, and all counties bordering on any such county, or

B.        Any counties in other States  in which Employer maintains a branch or other office at the time of Executive’s Separation From Service or Disability, and all counties bordering on any such county, or

C.        Any other county in which Employer has bona fide documented plans to establish a branch or office, as demonstrated by minutes of board of director meetings, regulatory correspondence, or other written communications with third parties (including legal or financial advisers) with respect to such geographic expansion, and of which Executive is aware due to his employment with Employer.

Executive acknowledges that Employer currently has operations in various counties within the states of Washington, Oregon or Idaho that Employer plans to continue to expand its operations and presence within these states and other states, and that as a member of Employer’s senior management, Executive’s services are integral to these operations and expansion plans.

2.17    ERISA. The term "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

2.18    Executive Benefit. For the purposes of this Agreement, then term “Executive Benefit” shall refer to the annual amount to which Executive is entitled to receive pursuant to this Agreement. In addition, where the Executive Benefit is defined in terms of a lifetime annuity, Executive shall have the right under IRC 409A to elect an alternate annuity payment method, as specified herein. Amounts actually received by the Executive, however, shall be determined pursuant to Paragraphs 1 through 5 (including sub-paragraphs, as applicable), forfeited, reduced or adjusted to the extent: (a) required under the other provisions of this Agreement; (b) required by reason of the lawful order of any regulatory agency or body having jurisdiction over Employer; or (c) required in order for Employer to comply with any and all applicable state and federal laws, including, but not limited to, income, employment and disability income tax laws (e.g., FICA, FUTA, SDI).

2.19 Involuntary Termination/ Involuntary Separation From Service. The terms “Involuntary Termination” or “Involuntary Separation From Service” shall be defined as it is in IRC 409A, which currently provides that an “Involuntary” Termination shall mean a Separation From Service due to the independent exercise of the unilateral authority of the Employer to terminate the Executive’s services, other than due to the Executive’s implicit or explicit request, where the Executive was willing and able to continue performing services (and not as the result of a Disability of a Termination For Cause).
2.20    IRC 409A. The term “IRC 409A” shall refer to the final regulations issued by the IRS and the Treasury Department under Section 409A of the Code, and shall be deemed to include all related guidance issued.
 2.21    Normal Retirement / Normal Retirement Age. The term "Normal Retirement" shall mean the Executive’s Separation From Service on or after attaining the Normal Retirement Age of sixty-five (65) and for reasons other than a Termination for Cause, because of a Disability, or pursuant to the provisions of Paragraph 5.4.
2.22    Participant/Executive. For the purpose of this Agreement, the terms “Executive” and “Participant” shall be interchangeable.
2.23    Remain Employed. For the purpose of this Agreement, the term “Remain(s) Employed” shall mean that Executive has not experienced a Separation From Service.
2.24    Separation From Service/ Termination of Employment. The terms “Separation From Service” (“Separates From Service”) and “Termination of Employment” shall be used interchangeably for the purposes of this Agreement and shall be interpreted in accordance with the provisions of IRC 409A. Currently, IRC 409A provides that whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Bank and the Executive reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services the employee will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Employer if the employee has been providing services to the employer less than 36 months). There shall be no Separation From Service while the Executive is on military leave, sick leave or other bona fide leave of absence, as long as such leave does not exceed six (6) months, or if longer, so long as the individual retains a right to re-employment with the service recipient under an applicable statute or by contract.

2.25    Specified Employee. The term “Specified Employee” shall be defined in accordance with IRC 409A, which states that a “Specified Employee” is an employee who, as of the date of the employee’s Separation From Service, is a key employee of an employer of which any stock is publicly traded on an established securities market or otherwise. An employee is a key employee if the employee meets the requirements of section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the twelve (12) month period ending on a specified employee identification date. If Executive is a key employee as of a specified employee identification date, then Executive shall be treated as a key employee for the entire twelve (12) month period beginning on the specified employee effective date.

2.26    Target Benefit Amount. For the purposes of this Agreement, the “Target Benefit Amount” shall be an amount equal to sixty percent (60%) of the average of Executive’s three (3) highest years of Base Salary (as of the date of Separation From Service or Disability). For illustrative purposes only, attached hereto and incorporated by reference herein as “Exhibit A” is an illustration of Executive’s projected salary and potential benefit under this Agreement. This illustration is in no way a guarantee of benefits, salary or benefit amounts, but rather is intended to provide a framework for understanding potential benefits provided hereunder. Furthermore, this illustration in Exhibit A is based on certain assumptions which may or may not be accurate at the time a benefit is due or vests.

2.27    Termination For Cause. The term “Termination For Cause” shall be defined as it is in any current employment agreement between Employer and Executive. In the event no such employment agreement exists, a Termination For Cause shall be defined as a Termination because of any of the following:

A.	Willful misfeasance or gross negligence;

B.	Conduct demonstrably and significantly harmful to Employer or a financial institution subsidiary; or

C.	Conviction of a felony.

2.28    Termination For Good Reason. A termination shall be deemed to be for Good Reason if after a Change of Control, Executive Separates From Service on or after the occurrence of any of the below events, and such events occur without the Executive’s consent:

A.	A material diminution in the Executive’s total compensation;

B.	A material diminution in the Executive’s authority, duties, or responsibilities;

C.
A material change in the geographic location at which Employee must perform services (within the meaning of Treasury Regulations Section 1.409A-1(n)(2)(ii)(A)(5)), provided that in no event shall a change in geographic location of less than forty-five (45) miles be considered a material change in geographic location for purposes of this Agreement.

In the event of any of the forgoing circumstances, Executive shall provide notice to Employer of the existence of the conditions described above within a period not to exceed ninety (90) days of the initial existence of said condition, upon the notice of which Employer must be provided a period of at least thirty (30) days during which it may remedy the condition. If the condition is not remedied within those thirty (30) days, and Executive Voluntarily Terminates his employment within the two (2) year period following the initial occurrence of one or more of these conditions, then such Separation From Service shall be deemed to have been “For Good Reason”.

2.29    Voluntary Termination. The term “Voluntary Termination” shall mean a Separation From Service elected by the Executive and not as a result of a Disability or For Good Reason.

2.30    Years of Service. The term “Years of Service” shall mean the twelve (12) consecutive month period beginning on June 1, 2004 and any twelve (12) month anniversary thereof, during the entirety of which time Executive is an employee of the Company and has not experienced a Separation From Service. Service with a subsidiary or other entity controlled by the Company before the time such entity became a subsidiary or under such control shall not be considered credited “Service” unless the Plan Administrator specifically agrees to credit such service.

ARTICLE III

SCOPE, PURPOSE AND EFFECT

3.1    Not a Contract of Employment. Although this Agreement is intended to provide Executive with an additional incentive to remain in the employ of Employer, this Agreement shall not be deemed to constitute a contract of employment between Executive and Employer, nor shall any provision of this Agreement restrict or expand the right of Employer to terminate Executive's employment. This Agreement shall have no impact or effect upon any separate written employment agreement which Executive may have with Employer, it being the parties' intention and agreement that unless this Agreement is specifically referenced in said employment agreement (or any modification thereto), this Agreement (and Employer's obligations hereunder) shall stand separate and apart and shall have no effect on or be affected by, the terms and provisions of said employment agreement.

3.2    Fringe Benefit. The benefits provided by this Agreement are granted by the Employer as a fringe benefit to Executive and are not a part of any salary reduction plan or any arrangement deferring a bonus or a salary increase. Executive has no option to take any current payments or bonus in lieu of the benefits provided by this Agreement.

3.3    Prohibited Payments. Notwithstanding anything in this Agreement to the contrary, if any payment made under this Agreement is a “golden parachute payment” as defined in Section 28(k) of the Federal Deposit Insurance Act (12 U.S.C. section 1828(k) and Part 359 of the Rules and Regulations of the Federal Deposit Insurance Corporation (collectively, the “FDIC Rules”) or is otherwise prohibited, restricted or subject to the prior approval of a Bank Regulator, no payment shall be made hereunder without complying with said FDIC Rules.

ARTICLE IV

PAYMENT RESTRICTIONS AND LIMITATIONS

4.1    Delay in Payments for Specified Employee in the Event of a Separation From Service and Compliance With IRC 409A. In the event Executive is a Specified Employee as of the date of a Separation From Service, then a payment conditioned upon a Separation From Service may not be made before the date that is six (6) months after the date of Separation From Service (or, if earlier than the end of the six-month period, the date of death of the Specified Employee).

If payments to which Executive would otherwise be entitled during the first (1st) six (6) months following a Separation From Service are subject to this six (6) month delay in payment, then such payments shall be accumulated and paid on the first (1st) day of the seventh (7th) month following the date of Separation From Service. Payments will then continue thereafter as called for pursuant to the terms of this Agreement.

Notwithstanding any provision existing in this Agreement or any amendment thereto, it is the intent of the Employer and the Executive that any payment or benefit provided pursuant to this Agreement shall be made and paid in a manner, at a time and in a form which complies with the applicable requirements of IRC 409A in order to avoid any unfavorable tax consequences resulting from any such failure to comply.

4.2     Modifying Form of Benefit Payment/Single Life Annuity vs. Joint Life. Subject to the requirement that the methodology for calculation of “Actuarial Equivalence” be consistent with IRC 409A, when the Executive Benefit herein provides for payment as a single life annuity, then, in the alternative, Executive may elect one (1) of two (2) alternative annuity payout methods as presented in “Exhibit B”, the Distribution Election Form. These optional methods consist of joint and survivor annuities with an Actuarial Equivalent value equal to the single life Executive Benefit, with payments continued to the survivor in varying amounts. “Exhibit C”, attached hereto, provides a hypothetical example of how the benefit payments might differ between a single life annuity and a joint life annuity. The benefit payment commencement date and schedule shall otherwise remain unchanged. Any election to use an alternate annuity payment method must be made prior to the payment start date and, other than as addressed herein below, Executive shall not have the ability to modify the form of annuity elected once payments have begun. In the event , however, that a joint and survivor annuity option is elected and the Executive’s spouse pre-deceases Executive, then for all payments made to Executive after the Executive’s spouse’s death, the amounts payable under this Agreement shall increase and be equal to the payment amounts Executive would have received under a single life annuity option. Executive shall not be able then to designate a new spouse and reinstate joint life annuity payments.

4.3    Withholding of Payroll Taxes. Employer shall withhold from payments made hereunder any taxes required to be withheld from Executive’s wage under federal, state or local law.
ARTICLE V

PAYMENT OF EXECUTIVE BENEFITS

Executive Benefit payments due hereunder shall be payable under this Agreement pursuant to only one (1) provision herein below. The date and circumstances of Executive’s Separation From Service shall determine which paragraph shall be used to calculate the Executive Benefit payment due.

In addition, as all benefit amounts due under both this Agreement and the Supplemental Compensation Agreements dated June 1, 2004, May 24, 2006 and February 28, 2007 (hereafter referred to as “SCA” or “SCAs”, attached hereto and incorporated by reference herein as “Exhibit D” and “Exhibit E” and “exhibit F”) will be determinable as of Executive’s Separation From Service date, the following benefit determination/reduction formula shall be used to determine amounts due hereunder:

In the event any benefit payments due under this Agreement are scheduled to be made simultaneously with payment amounts due Executive pursuant to the SCA(s), then any amount due hereunder shall be reduced by amounts to be paid out pursuant to such SCA(s). For the purposes of this provision, “simultaneous(ly)” shall mean payments due in the same month. Additionally, in the event that payments hereunder are to be made in one (1) lump sum, then any amount paid out hereunder shall be reduced by any amounts already paid out under the terms of the SCA(s), as well as by an amount equal to all amounts still outstanding and due under the terms of the SCA(s). Subject to the forgoing, the Executive Benefits due hereunder shall be as follows:

5.1       Executive Benefit Payments in the Event of Normal Retirement. Subject to the provisions of Article VI below, the Executive Benefit under this provision shall be determined as follows:

A.
Amount of Benefit. In the event Executive Separates From Service on or after attaining the Normal Retirement Age (and for reasons other than a Termination for Cause, because of a Disability, or pursuant to the provisions of paragraph 5.4 dealing with a Change in Control), then the Executive Benefit shall be an annual amount calculated as follows:  the Applicable Percentage (as of the Separation From Service date) of the Target Benefit Amount. In addition to the forgoing, the annual Executive Benefit amount shall be increased at the rate of two percent (2%) each year, beginning on the first (1st) anniversary of the first (1st) Executive Benefit payment and annually thereafter for so long as Executive is entitled to receive an Executive Benefit.

B.
Payment Method. This annual Executive Benefit shall be paid in twelve (12) substantially equal monthly installments, with payments commencing on the first (1st) day of the first (1st) month following Executive’s Separation From Service and continuing until the death of the Executive. Pursuant to Paragraph 4.2, Executive shall have the ability to timely select an alternate form of annuity payment.

5.2      Executive Benefit Payments on or After Attaining the Early Retirement Age but Before Attaining the Normal Retirement Age. Subject to the provisions of Article VI below, in the event Executive Separates From Service on or after attaining the Early Retirement Age, but before attaining the Normal Retirement Age, then the Executive Benefit to which Executive is entitled shall be determined as follows:

A.	Amount of Benefit.

(1)
Involuntary Termination or Voluntary Termination With Ten (10) Years of Service. In the event of an Involuntary Termination or a Voluntary Termination by Executive after completing ten (10) Years of Service, either of which occur on or after attaining the Early Retirement Age but before attaining the Normal Retirement Age, then Executive shall be entitled to receive an annual amount calculated as follows: the Applicable Percentage (as of the Separation From Service date) of the Target Benefit Amount; however this amount shall be reduced by the Early Commencement Reduction Factor. In addition to the forgoing, the annual Executive Benefit amount shall be increased at the rate of two percent (2%) each year, beginning on the first (1st) anniversary of the first (1st) Executive Benefit payment and annually thereafter for so long as Executive is entitled to receive an Executive Benefit.

(2)
Voluntary Termination Without Ten Years Service. In the event Executive has not completed ten (10) Years of Service, then upon a Voluntary Separation From Service on or after attaining the Early Retirement Age but before attaining the Normal Retirement Age, Executive shall forfeit all rights and benefits he may have had under the terms of this Agreement.

B.
Payment Method. Any Executive Benefit due hereunder shall be paid in twelve (12) substantially equal monthly installments, with payments commencing on the first (1st) day of the first (1st) month following Executive’s Separation From Service and continuing until the death of the Executive.  Pursuant to Paragraph 4.2, Executive shall have the ability to timely select an alternate form of annuity payment.

             5.3       Executive Benefit Payments in the Event of Involuntary or Voluntary Termination Prior to Attaining the Early Retirement Age. Subject to the provisions of Article VI below, in the event Executive Separates From Service prior to attaining the Early Retirement Age, then the Executive Benefit to which Executive is entitled shall be determined as follows:

A.	Benefit Amount.

(1) Involuntary Termination. In the event Executive is Involuntarily Terminated prior to attaining the Early Retirement Age, then Executive shall be entitled to receive an Executive Benefit equal to the Actuarial Equivalent of the following: a lifetime benefit with an annual amount equal to the Applicable Percentage (as of the Separation From Service date) of the Target Benefit Amount, assuming a payment commencement date of the first (1st) day of the first (1st) month immediately following Executive’s attainment of the Normal Retirement Age and assuming a two percent (2%) per year increase in the Executive Benefit amount.

(2)	Voluntary Termination. In the event Executive Voluntarily Terminates employment with the Bank prior to attaining the Early Retirement Age, then the Executive Benefit shall be determined as follows:

(a) If Executive has attained an Applicable Percentage of one hundred percent (100%), then he shall be entitled to receive an Executive Benefit equal to the Actuarial Equivalent of the following: a lifetime benefit with an annual amount equal to the Applicable Percentage of the of the Target Benefit Amount, assuming a payment commencement date of the first (1st) day of the first (1st) month immediately following Executive’s attainment of the Normal Retirement Age and assuming a two percent (2%) per year increase in the Executive Benefit amount.

(b) If Executive has not attained an Applicable Percentage of one hundred percent (100%), he shall forfeit any and all rights and benefits he may have under the terms of this Agreement and shall have no right to be paid any of the amounts which would otherwise be due or paid to the Executive by the Bank pursuant to the terms of this Agreement.

B.	Payment Method. This Executive Benefit shall be paid in one (1) lump sum one (1) year following Separation From Service.

5.4       Termination Following a Change in Control.  Other than amounts due as a result of Disability, then following a Change in Control, this Paragraph 5.4 shall determine the Executive Benefit due in the event of a Separation From Service at any time following such Change in Control.

A.	Benefit Amount.

(1)
Involuntary Termination or Termination for Good Reason. In the event Executive is Involuntarily Terminated or Terminates for Good Reason following a Change in Control and prior to attaining the Normal Retirement Age, then the Applicable Percentage shall be deemed to be that percentage Executive would have received had he Remained Employed until attaining the Normal Retirement Age. In the event Executive has already attained the Normal Retirement Age at the time of an Involuntary Termination or a Termination for Good Reason following a Change in Control, then Executive’s Applicable Percentage shall be determined pursuant to the provisions of Paragraph 2.3. Executive shall then be entitled to receive an annual amount calculated as follows: the Applicable Percentage of the Target Benefit Amount*. Executive shall NOT be subject to the non-compete provisions of Article VI below.     (*As stated in Paragraph 5.4B, whether paid as an annuity or lump sum, this Executive Benefit shall reflect a two percent (2%) annual benefit increase, and when paid as an annuity prior to Normal Retirement, shall be subject to the Early Commencement Reduction Factor).

(2)
Voluntary Termination. In the event Executive Voluntarily Separates From Service following a Change in Control, then Executive shall be entitled to receive one of the following amounts, depending on the circumstances specified below:

(a) If Executive has attained the Early Retirement Age and has completed ten (10) Years of Service, or if he has attained an Applicable Percentage of one hundred percent (100%), or if he has attained the Normal Retirement Age at the time of such Separation From Service, then he shall receive an annual amount calculated as follows: the Applicable Percentage (as of the Separation From Service date) of the Target Benefit Amount*. Executive shall be subject to the provisions of Article VI below. (*As stated in Paragraph 5.4B, whether paid as an annuity or lump sum, this Executive Benefit shall reflect a two percent (2%) annual benefit increase, and when paid as an annuity prior to Normal Retirement, shall be subject to the Early Commencement Reduction Factor).

b.     In the event Executive Voluntarily Separates From Service following a Change in Control but does not satisfy the requirements of Paragraph 5.4A(2)a above, then he shall forfeit all rights and benefits he may have had under the terms of this Agreement.

B.              Benefit Payments. If Executive is entitled to receive a benefit pursuant to the terms of this Paragraph 5.4A above, then the benefit shall be payable as follows:

(1)
In the event Executive has attained at least the Early Retirement Age at the time of Separation From Service, then Executive Benefit payments shall commence on the first (1st) day of the first (1st) month following the Executive’s Separation From Service and shall be paid in twelve (12) substantially equal monthly installments, with payments commencing on the first (1st) day of the first (1st) month following Executive’s Separation From Service and continuing until the death of Executive. The forgoing shall be subject to the Early Commencement Reduction Factor for payments commencing before the Normal Retirement Age. In addition to the forgoing, the annual Executive Benefit amount shall be increased at the rate of two percent (2%) each year, beginning on the first (1st) anniversary of the first (1st) Executive Benefit payment and annually thereafter for so long as Executive is entitled to receive an Executive Benefit. Pursuant to Paragraph 4.2, Executive shall have the ability to timely select an alternate form of annuity payment.

(2) In the event Executive has not yet attained the Early Retirement Age as of the date of Separation From Service, then the Executive Benefit defined above in Paragraph 5.4A shall be paid out as an Actuarial Equivalent value, assuming a lifetime benefit with a payment commencement date of the first (1st) day of the first (1st) month following Executive’s attainment of the Normal Retirement Age and assuming a two percent (2%) annual increase in Executive Benefit amounts. This Actuarial Equivalent amount shall be paid in one (1) lump sum one (1) year following Separation From Service.

5.5       Disability.

A.
Benefit Amount. Subject to the provisions of Article VI below, in the event that Executive becomes Disabled prior to Separating From Service, then upon such Disability, Executive shall be entitled to receive one (1) of the following amounts, depending on circumstances:

(1)
In the event Executive becomes Disabled prior to attaining the Normal Retirement Age, then Executive shall be entitled to be paid a lump sum amount equal to the Actuarial Equivalent value of the following: a lifetime benefit with annual payments equal to the Applicable Percentage that Executive would have achieved had he remained employed until the Normal Retirement Age, multiplied by the Target Benefit Amount, and assuming a payment commencement date of the Normal Retirement Age, and factoring in a two percent (2%) annual increase in Executive Benefit amounts. In addition, for the purposes of this provision, the Target Benefit Amount shall be determined based on the following assumptions: it shall be assumed that for each year following Executive becoming Disabled, Executive’s Base Salary will increase annually at a rate of three percent (3%) each year on anniversary of Executive’s date of hire until such time as Executive attains the Normal Retirement Age.

(2)
In the event Executive becomes Disabled after attaining the Normal Retirement Age, then the Executive shall be entitled to be paid a lump sum amount equal to the Actuarial Equivalent value of the following: a lifetime benefit with annual payments equal to the Applicable Percentage (as of the date of Separation from Service) of the Target Benefit Amount, assuming a payment commencement date of the date of Disability, and factoring in a two percent (2%) annual increase in Executive Benefit amounts.

B.	Benefit Payments. All amounts due as a result of Disability shall be paid in one (1) lump sum on the first (1st) day of the first (1st) month following Disability.

5.6        Termination For Cause.  In the event Executive is Terminated For Cause at any time after the effective date of this Agreement, then he shall forfeit any and all rights and benefits he may have under the terms of this Agreement and shall have no right to be paid any of the amounts which would otherwise be due or paid to the Executive by the Bank pursuant to the terms of this Agreement.

5.7       Death.

A.	Benefit Amount and Payment.

(1)
Death prior to Separation From Service.  In the event Executive dies prior to Separating From Service, then there are no death benefits payable under this Agreement. Any such benefits would be payable pursuant to a Split Dollar Life Insurance Agreement, if any exists.

(2)
Death after Separation From Service and after becoming entitled to receive payment, but prior to receiving any or all such payments. In the event Executive dies after Separating From Service and after becoming entitled to the benefits specified under this Agreement, then payments shall only be made following Executive’s death if Executive has elected a joint and survivor payment option.

ARTICLE VI

NON-COMPETITION AND NON-SOLICITATION/NON-INTERFERENCE; FORFEITURE IN THE EVENT OF BREACH; MANDATORY ARBITRATION

6.1       Non-Competition. Notwithstanding any other provision of this Agreement, the Executive Benefit due pursuant to the provisions of Paragraphs 5.1, 5.2, 5.3, 5.4A(2), and 5.5 shall be forfeited and no Executive Benefit shall be due Executive hereunder if Executive enters into any Competitive Activity on behalf of a Conflicting Organization in Employer's Market Area during Executive’s employment or within the two (2) year period following the date of Executive’s Separation From Service.

6.2       Non-Solicitation. The restrictions in Paragraph 6.1 also include without limitation, for a period of two (2) years following the date of Executive’s Separation from Service, Executive shall not solicit, directly or indirectly, on behalf of a Conflicting Organization in Employer’s Market Area, any customer, client, or employee of Employer. Specifically, Executive may not, directly or indirectly:

A.
Solicit, or attempt to solicit, induce, invite, encourage, recommend, request, or participate in recruiting any client or customer of Employer to terminate or change the client or customer’s relationship with Employer, including without limitation, transferring the client or customer’s business to a Conflicting Organization; or

B.
Solicit or attempt to solicit, induce, invite, encourage, recommend, request, or participate in recruiting any employee, current or future, of Employer, to leave employment with Employer in order to participate, as an employee or otherwise, in any manner in Competitive Activity for a Conflicting Organization, or to hire or cause to be hired or assist in the hiring of Employer’s current or future employees by a Conflicting Organization, or provide information to any third party to suggest, encourage, aid or facilitate such solicitation, inducement, recruitment or hiring.

Solicitation prohibited under this Paragraph 6.2 includes solicitation by any means, including, without limitation, meetings, phone calls, letters or other mailings, and electronic and internet communications of any kind, or any other type of conduct intended or reasonably calculated to induce or urge a client, customer, or employee to discontinue, in whole or in part, its employment or business relationship with Employer.

6.3       Injunctive Relief. Executive acknowledges and agrees that Employer has a legitimate business interest in enforcement of the restrictions in this Article VI, including without limitation, Employer’s need to protect the goodwill of Employer’s business, Employer’s client relationships, the stability of Employer’s workforce, and other such legitimate business interests.  In the event that Executive breaches or threatens to breach, or Employer reasonably believes that

Executive is about to breach the obligations of this Article, Executive acknowledges and agrees that Employer shall be entitled to obtain injunctive relief in state or federal court, in addition to, and not in lieu of, any other legal or equitable rights and remedies available to Employer. Executive acknowledges and agrees that Employer will suffer immediate and irreparable harm from such breach or threatened breach and that money damages will not be adequate to compensate Employer or to protect and preserve the status quo.

6.4       Enforceability.  If an arbitrator or a court of competent jurisdiction shall find any provision of this Article VI illegal or unenforceable, the arbitrator or court may reform such provision to the extent necessary to render the otherwise unenforceable provision, and the rest of the Agreement, valid and enforceable, and so as to permit maximum restrictions that are legal and enforceable to be applied to the Executive’s ability to compete with Employer. If an arbitrator or court declines to amend any such provision as provided herein, the invalidity or unenforceability of any such provision shall not affect the validity or enforceability of the remaining provisions, which shall be enforced as if the offending provision had not been included in this Agreement.

6.5       Excuse/Reimbursement Right. To the extent that Executive is paid an Executive Benefit under this Agreement and breaches this provision, Employer shall not only be excused from paying any future benefit, but Employer shall have the right to seek reimbursement for all amounts previously paid out under this Agreement, to the extent allowed by law.

6.6       Arbitration.  All controversies and claims arising under or relating to this Article VI, including the scope of this mandatory arbitration provision, shall be submitted to binding arbitration before a single arbitrator to be selected by the parties.  Notice of the demand for arbitration shall be in writing and served on the other party to this Plan. Within ten (10) days after notice by one party to the other of its demand for arbitration, the parties shall confer as to the selection of an arbitrator. The arbitration shall be subject to the rules of procedure established by the Employment Arbitration Rules of the American Arbitration Association, and shall be conducted in Tacoma, Washington, unless otherwise agreed to by the parties. The arbitrator shall apply Washington law, without regard to its choice of law principles. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute, or other matter in question would be barred by the applicable statute of limitations.  Any award, order or judgment pursuant to the arbitration shall be final and binding upon the parties and their successors and assigns, and may be entered and enforced in any court of competent jurisdiction. The requirements of this Paragraph do not prohibit the filing of a court action by either party for temporary equitable relief in aid of arbitration, and as provided in Paragraphs 6.3 and 6.4 above.  Each party irrevocably submits to the exclusive jurisdiction and venue of the federal and state courts of Washington in any legal suit, action or proceeding for purposes of (a) enforcing this arbitration provision, (b) entering and enforcing any award, order, or judgment pursuant to this arbitration provision, and (c) any legal suit, action or proceeding to obtain temporary equitable relief as set forth above.

ARTICLE VII

ADMINISTRATION

7.1    Committee and Duties. This Plan shall be administered by an Administrative Committee which shall consist of not less than three (3) persons appointed by the Board of Directors. Any member of the Committee may be removed at any time by the Board. Any member may resign by delivering his written resignation to the Board. Upon the existence of any vacancy, the Board may appoint a successor. The Committee shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. A majority of the members of the Committee shall constitute a quorum for the transaction of business. A majority vote of the Committee members constituting a quorum shall control any decision.

7.2    Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to Employer.

7.3    Binding Effect of Decisions. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

7.4    Indemnity of Committee. Employer shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense, or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.

ARTICLE VIII

CLAIMS PROCEDURE

8.1    Claim.    In the event a dispute arises over the benefits under this executive Plan and benefits are not paid to the Executive (or to the Executive’s beneficiary[ies], if applicable) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Named Fiduciary and Plan Administrator named above in accordance with the following procedures:

A.	Written Claim. The claimant may file a written request for such benefit to the Plan Administrator.

B.
Claim Decision. Upon receipt of such claim, the Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days for reasonable cause by notifying the claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

If the claim is denied in whole or in part, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(i)	The specific reasons for the denial;

(ii)	The specific reference to pertinent provisions of the Agreement on which the denial is based;

(iii)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

(iv)	Appropriate information as to the steps to be taken if the claimant wishes to submit the claim for review and the time limits applicable to such procedures; and

(v)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

C.
Request for Review. Within sixty (60) days after receiving notice from the Plan Administrator that a claim has been denied (in part or all of the claim), then claimant (or their duly authorized representative) may file with the Plan Administrator, a written request for a review of the denial of the claim.

The claimant (or his duly authorized representative) shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

D.
Decision on Review. The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the claimant prior to the termination of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period. The notice of extension must set forth the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render its decision.

In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(i)    The specific reasons for the denial;

(ii)	A reference to the specific provisions of the Agreement on which the denial is based;

(iii)
A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(iv)    A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

E.
Special Timing Rules for Disability Claims. In the event a claim above is a claim for disability benefits, then the applicable time periods for notifying claimants regarding benefits determinations shall be reduced as required by 29 CFR 2560.503-1 (I.e., (a) the ninety (90) day response time with the possibility of a ninety (90) day extension in Section 8.2B shall be shortened to a forty-five (45) day response time with the possibility of a thirty (30) day extension, and (b) the sixty (60) day response time with the possibility of a sixty (60) day extension in shall be shortened to a forty-five (45) day response time with the possibility of a forty-five (45) day extension). In addition, in the event of a disability claim, the Bank shall identify any medical or vocational expert whose advice was obtained by the Plan in connection with the initial benefit determination, without regard to whether the advice was relied upon.  If the review is from an adverse benefit determination that was based in whole or in part on a medical judgment, the Bank shall consult with a health care professional that has appropriate training and experience in the field of medicine involved in the medical judgment and who is neither the individual who was consulted in connection with the adverse benefit determination that is under review nor the subordinate of such individual.  Any review of the denial of a claim made on account of disability shall be conducted by a person or persons who neither had any part in the initial benefit determination nor are subordinates of the persons who did.

8.2       Arbitration of Disputes. Other than as addressed in Article VI, all unresolved claims, disputes and other matters in question arising out of or relating to this Plan or the breach or interpretation thereof, (including the scope of this mandatory arbitration provision), other than those matters which are to be determined by Employer in its sole and absolute discretion, shall be resolved by binding arbitration before a single arbitrator to be selected by the parties (unless prohibited by ERISA). Notice of the demand for arbitration shall be in writing and served on the other party to this Plan. Within ten (10) days after notice by one party to the other of its demand for arbitration, the parties shall confer as to the selection of an arbitrator.  The arbitration shall be subject to the rules of procedure established by the Employment Arbitration Rules of the American Arbitration Association (“AAA”), and shall be conducted in Tacoma, Washington, unless otherwise agreed to by the parties.  The arbitrator shall apply Washington law, without regard to its choice of law principles. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Any award, order or judgment pursuant to the arbitration shall be final and binding upon the parties and their successors and assigns, and may be entered and enforced in any court of competent jurisdiction.  The requirements of this Paragraph do not prohibit the filing of a court action by either party for temporary equitable relief in aid of arbitration.  Each party irrevocably submits to the exclusive jurisdiction and venue of the federal and state courts of Washington in any legal suit, action or proceeding for purposes of (a) enforcing this arbitration provision, (b) entering and enforcing any award, order, or judgment pursuant to this arbitration provision, and (c) any legal suit, action or proceeding to obtain temporary equitable relief as set forth above.

8.3       Attorneys’ Fees. In the event of any arbitration or litigation concerning any controversy, claim or dispute between the parties hereto, arising out of or relating to this Agreement or the breach hereof, or the interpretation hereof, to the extent permitted by law (a) each party shall pay his own attorneys’ arbitration and legal fees incurred pursuant to this Agreement; and (b) if Executive prevails, he shall be entitled to recover from the other party reasonable expenses, attorneys' fees and costs incurred in the enforcement or collection of any judgment or award rendered. The term "prevails" applies if the arbitrator(s) or court finds that Executive is entitled to contested money payments from the other, but does not necessarily imply a judgment rendered in favor of Executive.

ARTICLE IX

MISCELLANEOUS

9.1    Unfunded Plan. This Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security act of 1974, as amended (“ERISA”), and therefore to be exempt from the provisions of Parts 2, 3, and 4 of Title I ERISA. Accordingly, the Plan shall terminate and no further benefits shall be paid hereunder in the event it is determined by a court of competent jurisdiction or by an opinion of counsel that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA which is not so exempt.

9.2    Status as an Unsecured General Creditor and Rabbi Trust. Notwithstanding anything contained herein to the contrary: (i) the Executive shall have no legal or equitable rights, interests or claims in or to any specific property or assets of Employer as a result of this Agreement; (ii) none of the Employer’s assets shall be held in or under any trust for the benefit of the Executive or held in any way as security for the fulfillment of the obligations of the Employer under this Agreement; (iii) all of the Employer’s assets shall be and remain the general unpledged and unrestricted assets of the Employer; (iv) the Employer’s obligation under this Agreement shall be that of an unfunded and unsecured promise by the Employer to pay money in the future; and (v) the Executive shall be an unsecured general creditor with respect to any benefits which may be payable under the terms of this Agreement.

Notwithstanding subparagraphs (i) through (v) above, the Employer and the Executive acknowledge and agree that, in the event of a Change in Control, upon request of the Executive, or in the Employer’s discretion if the Executive does not so request and the Employer nonetheless deems it appropriate, the Employer shall establish, not later than the effective date of the Change in Control, a Rabbi Trust or multiple Rabbi Trusts (the "Trust" or "Trusts") upon such terms and conditions as the Employer, in its sole discretion, deems appropriate and in compliance with applicable provisions of the Code, in order to permit the Employer to make contributions and/or transfer assets to the Trust or Trusts to discharge its obligations pursuant to this Agreement. The principal of the Trust or Trusts and any earnings thereon shall be held separate and apart from other funds of the Employer to be used exclusively for discharge of the Employer’s obligations pursuant to this Agreement and shall continue to be subject to the claims of the Employer’s general creditors until paid to the Executive in such manner and at such times as specified in this Agreement.

9.3    Non-assignability. Neither Executive nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amount payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by Executive or any other person, nor be transferable by operation of law in the event of Executive’s or any other person’s bankruptcy or insolvency.

9.4    Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between Employer and the Executive, and the Executive (or his beneficiary, if applicable) shall have no rights against Employer except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give Executive the right to be retained in the service of Employer or to interfere with the right of Employer to discipline or discharge him at any time.

9.5    Protective Provisions. Executive will cooperate with Employer by furnishing any and all information requested by Employer, in order to facilitate the payment of benefit hereunder, and by taking such physical examinations as Employer may deem necessary and taking such other action as may be requested by Employer.

9.6    Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or singular, as the case may be, in all cases where they would so apply.

9.7    Captions. The captions of the articles, sections, and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

9.8    Governing Law. The provisions of this Plan shall be construed, interpreted, and governed in all respects in accordance with applicable federal law and, to the extent not preempted by such federal law, in accordance with the laws of the State of Washington.

9.9    Binding Effect/Merger or Reorganization. This Agreement shall be binding upon and inure to the benefit of the Executive and the Bank. Accordingly, the Bank shall not merge or consolidate into or with another corporation, or reorganize or sell substantially all of its assets to another corporation, firm or person, unless and until such succeeding or continuing corporation, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of Employer, and successors of any such corporation or other business entity.

9.10    Nonwaiver. The failure of either party to enforce at any time or for any period of time any one or more of the terms or conditions of this Agreement shall not be a waiver of such term(s) or condition(s) or of that party's right thereafter to enforce each and every term and condition of this Agreement.

9.11    Partial Invalidity/Severability.  If any term, provision, covenant, or condition of this Agreement is determined by an arbitrator or a court, as the case may be, to be invalid, illegal, void, or unenforceable, then such term, provision, covenant, or condition shall be deemed ineffective and unenforceable and shall be deemed separable from the remaining provisions of this Agreement.  Further, such determination shall not render any other term, provision, covenant illegal, void or unenforceable, and the remaining terms, provisions, covenants, and conditions of the Agreement shall remain in full force and effect notwithstanding such partial invalidity.

9.12    Entire Agreement. Each party to this Agreement acknowledges that no other representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not set forth herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party. Executive and the Employer understand, acknowledge and agree that Executive and the Employer have entered into other agreements that contain either change-in-control terms or restrictive covenants, including without limitation a Change in Control Agreement. The parties understand, acknowledge and agree that the terms of this Agreement are not intended by Executive or the Employer, and shall not be interpreted by any party, court or arbitrator to, supersede, modify, amend, change, negate, cancel or render null or void any other change-in-control terms or restrictive covenants between the parties contained in any such other agreements (or any amendments or restatements thereof).

9.13    Modifications. Any modification of this Agreement shall be effective only if it is in writing and signed by each party or such party's authorized representative, and only to the extent that it is compliant with all applicable codes and statutes, including but not limited to IRC 409A.

9.14    Notice. Any notice required or permitted of either the Executive or the Bank under this Agreement shall be deemed to have been duly given, if by personal delivery, upon the date received by the party or its authorized representative; if by facsimile, upon transmission to a telephone number previously provided by the party to whom the facsimile is transmitted as reflected in the records of the party transmitting the facsimile and upon reasonable confirmation of such transmission; and if by mail, on the third day after mailing via U.S. first class mail, registered or certified, postage prepaid and return receipt requested, and addressed to the party at the address given below for the receipt of notices, or such changed address as may be requested in writing by a party.

If to the Bank:        Columbia State Bank
1301 A Street
Tacoma, WA 98402
Attention: Corporate Secretary/Cathleen Dent

If to the Executive:    Andrew L. McDonald
1225 N. Sunset Dr.
Tacoma, WA 98406

9.15    IRS Section 280G Issues. If all or any portion of the amounts payable to the Executive under this Agreement, either alone or together with other payments which the Executive has the right to receive from Employer, constitute "excess parachute payments" within the meaning of Section 280G of the Code that are subject to the excise tax imposed by Section 4999 of the Code (or similar tax and/or assessment), Executive shall be responsible for the payment of such excise tax and Employer (and its successor) shall be responsible for any loss of deductibility related thereto; provided, however, that Employer and Executive shall cooperate with each other and use all reasonable efforts to minimize to the fullest extent possible the amount of excise tax imposed by Section 4999 of the Code, but only to the extent that any agreement to minimize the impact of the Section 4999 excise tax shall comply in all respects with all applicable laws, including IRC 409A and regulations thereunder. If, at a later date, it is determined (pursuant to final regulations or published rulings of the Internal Revenue Service, final judgment of a court of competent jurisdiction, or otherwise) that the amount of excise taxes payable by the Executive is greater than the amount initially so determined, then Executive shall pay an amount equal to the sum of such additional excise taxes and any interest, fines and penalties resulting from such underpayment. The determination of the amount of any such excise taxes shall be made by the independent accounting firm employed by Employer immediately prior to the change in control or such other independent accounting firm or advisor as may be mutually agreeable to Employer and Executive in the exercise of their reasonable good faith judgment.

9.16    Opportunity To Consult With Independent Advisors. The Executive acknowledges that he has been afforded the opportunity to consult with independent advisors of his choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted to him under the terms of this Agreement and the (i) terms and conditions which may affect the Executive's right to these benefits and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Section 280G of the Code, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances the Executive acknowledges and agrees shall be the sole responsibility of the Executive notwithstanding any other term or provision of this Agreement. The Executive further acknowledges and agrees that the Bank shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to the Executive and further specifically waives any right for himself or herself, and his or her heirs, beneficiaries, legal representatives, agents, successor and assign to claim or assert liability on the part of the Bank related to the matters described above in this paragraph. The Executive further acknowledges that he has read, understands and consents to all of the terms and conditions of this Agreement, and that he enters into this Agreement with a full understanding of its terms and conditions.

EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS RECEIVED AND READ OR HAS HAD THE OPPORTUNITY TO READ THIS AGREEMENT, INCLUDING WITHOUT LIMITATION THE AGREEMENTS TO ARBITRATION OF DISPUTES UNDER PARAGRAPHS 6.6 AND 8.2. EXECUTIVE ACKNOWLEDGES AND UNDERSTANDS THAT THIS AGREEMENT TO ARBITRATION OF DISPUTES REQUIRES THAT DISPUTES THAT INVOLVE THE MATTERS SUBJECT TO THE AGREEMENT BE SUBMITTED TO MEDIATION OR ARBITRATION PURSUANT TO THE ARBITRATION AGREEMENT RATHER THAN TO A JUDGE AND JURY IN COURT.

COLUMBIA STATE BANK

By: /s/ MELANIE J. DRESSEL	Date: February 27, 2015
Authorized Executive
Title: President and Chief Executive Officer

/s/ ANDREW L. MCDONALD	ANDREW L. MCDONALD
Executive- Signature and Date	Print Name

EXHIBIT A
TO THE FIRST AMENDED AND RESTATED
COLUMBIA STATE BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT
FOR ANDREW MCDONALD

The following table is intended ONLY to demonstrate Executive’s projected salary at various times and based on the assumptions below. This table does not address actual benefits to be paid based on the varying circumstances of Separation From Service, Change in Control, etc., or based on benefits being paid out prior to attainment of the Early Retirement Age, paid out as actuarial equivalent amounts or reduced by the Early Commencement Reduction Factor. In addition, this table does not address the limiting language contained in the definition of Target Benefit Amount, such that the Target Benefit Amount is defined as the “60% of the average of Executive’s three highest years of Base Salary.

(1) Salary projected to grow annually at 3%.
(2) The above chart is intended for illustrative purposes only and does not reflect any Early Commencement Reduction Factor.

These numbers are provided for illustration purposes only and are in no way a guarantee of salary, benefits or amounts due under this agreement.

The assumptions used to calculate these amounts will only be determined at the time benefits become due, and thus there can be no guarantee of salary or benefits at the time this agreement is put into place.

EXHIBIT B
TO THE FIRST AMENDED AND RESTATED
COLUMBIA STATE BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT
FOR ANDREW MCDONALD

DISTRIBUTION ELECTION FORM

Pursuant to the terms of the Supplemental Executive Compensation Agreement, by and between me, Andrew McDonald, and Columbia State Bank (hereinafter “Bank”), effective as of June 1, 2013 (“Original Agreement”), and thereafter as amended by the First Amended and Restated Columbia State Bank Supplemental Executive Retirement Plan Agreement (“Agreement”), I have been granted a supplemental compensation benefit. Terms which are “defined terms” in the Agreement shall have the same meaning within this Distribution Election Form.

Pursuant to IRC 409A, there are multiple restrictions and limitations regarding modifying the time and/or form of such payments; however an exception to these restrictions permits elections to change from a life annuity to another actuarially equivalent life annuity (prior to payments beginning).

In the event no alternate method is selected above, then amounts due under this Agreement shall be paid out as a single life annuity based on the life of Participant. Subject to the forgoing, and provided that payments have not yet begun, Executive may elect to have the Executive Benefit paid as follows:

Election of Actuarial Equivalent of Form of Benefit For Married Participant or Participant with Domestic Partner. Pursuant to the terms of the Agreement, and consistent with IRC 409A, instead of having my benefit paid as a single life annuity, with payments continuing until my death, I elect to have my benefit paid to me as designated below:

_________
A joint and survivor annuity with an actuarial equivalent of the benefit owing pursuant to the Agreement, with payment continued to the surviving spouse (registered domestic partner) in the same amount as the amount paid to me.

_________
A joint and survivor annuity in equal value to the actuarial equivalent of the benefit owing pursuant to the Agreement, with payment continued to my surviving spouse (registered domestic partner) in one-half of the amount paid to me.

Acknowledgment of Limitations on Changes in Time and Form of Payment of Benefits. All Actuarially Equivalent valuations must be in compliance with IRC 409A and 1.409A-2(b)(2)(ii). In addition, when determining whether two life annuities are Actuarially Equivalent, the same actuarial assumptions and methods must be used in valuing each life annuity. This requirement applies over the entire term of Participant’s participation in the Plan, such that the annuities must be actuarially equivalent at all times for the annuity options to be treated as one time and form of payment. However, provided the actuarial methods and assumptions are reasonable, there is no requirement that consistent actuarial assumptions and methods be used over the term of Participant’s participation in the Plan. Accordingly, the Plan may change the actuarial assumptions and methods used to determine the life annuity payments, provided that all of the actuarial assumptions and methods are reasonable.

In the event, however, that a joint and survivor annuity option is selected, and that Participant’s spouse predeceases Participant, then for all payments made to Participant after Participant’s spouse’s death, the amounts payable under this Agreement shall increase and be equal to the payment amounts Participant would have received under a single life annuity option. In addition, Participant shall no longer have the ability to make a new joint and survivor annuity election.

In the event no alternate method is selected above, then amounts due under this Agreement shall be paid out as a single life annuity.

Signed:        Print Name:

Dated:

EXHIBIT C
TO THE FIRST AMENDED AND RESTATED
COLUMBIA STATE BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT
FOR ANDREW MCDONALD

The following figures are provided ONLY as an example of potential benefit amounts in the event Executive Separates From Service at Normal Retirement Age:
Annual Payment Single Life Annuity Option (Executive’s lifetime only): $232,496.
Election of the joint and survivor annuity with an actuarial equivalent of the benefit owing pursuant to the Agreement, with payment continued to the surviving spouse in the same amount as the amount paid to the Executive might result in an annual benefit of $198,738.
Election of the joint and survivor annuity in equal value to the actuarial equivalent of the benefit owing pursuant to the Agreement, with payment continued to the surviving spouse in one-half of the amount paid to Executive might result in an annual benefit of $214,296 paid to Executive during their lifetime, with a benefit of $107,148 being paid to Executive’s spouse upon Executive’s death.

THESE NUMBERS ARE PROVIDED FOR ILLUSTRATION PURPOSES ONLY AND ARE IN NO WAY A GUARANTEE OF BENEFITS OR AMOUNTS. IN ADDITION, THESE NUMBERS DO NOT REFLECT ANY REDUCTION/FORFEITURE REQUIRED AS A RESULT OF BENEFITS PROVIDED UNDER ADDITIONAL AGREEMENTS.

THE ASSUMPTIONS USED TO CALCULATE ACTUAL BENEFITS WILL ONLY BE DETERMINED AT THE TIME BENEFITS BECOME DUE, AND THUS THERE CAN BE NO GUARANTEE OF ANNUITY AMOUNTS AT THE TIME THIS AGREEMENT IS PUT INTO PLACE.

EXHIBIT D
TO THE FIRST AMENDED AND RESTATED
COLUMBIA STATE BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT
FOR ANDREW MCDONALD

Supplemental Compensation Agreements dated June 1, 2004

EXHIBIT E
TO THE FIRST AMENDED AND RESTATED
COLUMBIA STATE BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT
FOR ANDREW MCDONALD

Supplemental Compensation Agreements dated May 24, 2006

EXHIBIT F
TO THE FIRST AMENDED AND RESTATED
COLUMBIA STATE BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT
FOR ANDREW MCDONALD

Supplemental Compensation Agreements dated February 28, 2007